FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: November 19, 2020

Maximus Reports Fourth Quarter and Full Year Results for Fiscal Year 2020
- Establishes Guidance for Fiscal Year 2021 -

(RESTON, Va. - November 19, 2020) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months and year ended September 30, 2020.

Highlights for fiscal 2020 include:

•Revenue increased to $3.46 billion compared to $2.89 billion reported for the same period last year, driven by the Census contract in the U.S. Federal Services Segment and new COVID-19 response work to assist governments in supporting individuals and families during the global pandemic

•Organic growth of 15.7% in fiscal 2020, or 4.6% excluding the Census contract

•Operating margin of 8.3% and diluted earnings per share of $3.39 for fiscal 2020 were lower compared to the prior year. Reduced volumes on core programs in the U.S. where pandemic-related program changes were instituted at the direction of our state and federal clients, a greater mix of cost-plus work in fiscal 2020, and unfavorable pandemic-related impacts in operations outside the U.S.

•Renamed the U.S. Health & Human Services Segment to the U.S. Services Segment

•A quarterly cash dividend of $0.28 for each share of our common stock outstanding payable on November 30, 2020, to shareholders of record on November 13, 2020

"Fiscal year 2020 demonstrated our ability to quickly respond and rapidly scale operations in order to support the significant increase in demand from governments to address the extraordinary needs of citizens in the wake of the pandemic. Our ongoing investments in technology and digital capabilities allowed us to enable thousands of employees into remote work environments in a span of weeks," shared Bruce Caswell, President and Chief Executive Officer.

Consolidated FY20 Results
Revenue for fiscal 2020 increased to $3.46 billion, compared to $2.89 billion reported for the prior year driven by the Census contract in the U.S. Federal Services Segment and COVID-19 response work. The Company is supporting governments with their public health responses in areas such as contact tracing, disease investigation, COVID-19 information lines, unemployment insurance claims processing, and other COVID-related assistance. Organic growth for fiscal 2020 was 15.7%, or 4.6% excluding the Census contract, and tempered by declines in the Outside the U.S. Segment.

Operating income for fiscal 2020 totaled $288.3 million, yielding an operating margin of 8.3%. This compares to $317.1 million and 11.0%, respectively, for the prior fiscal year. For fiscal 2020, net income attributable to Maximus totaled $214.5 million, or $3.39 of diluted earnings per share, compared to $240.8 million and $3.72, respectively, for the prior fiscal year.

Fiscal 2020 earnings were lower due to three primary areas of impact: 1) reduced volumes on large U.S. programs where state and federal government clients temporarily instituted changes in response to the COVID-19 pandemic to ensure that individuals and families retain access to vital programs, 2) a greater mix of cost-plus work in fiscal 2020 driven by the Census contract in the U.S. Federal Services Segment, and 3) COVID-related impacts outside the United States.

The effective tax rate for fiscal 2020 was 25.3%, compared to 24.2% in the prior fiscal year. The higher rate was attributable to normal course vesting of stock compensation which had a reduced benefit tied to a lower share price.

U.S. Services Segment
U.S. Services Segment revenue for fiscal 2020 increased 13% to $1.33 billion, compared to $1.18 billion reported in the prior fiscal year. All growth in this segment was organic and attributable to new work, including COVID-19 response efforts, and the expansion of existing contracts which offset temporary volume and revenue declines in certain core programs stemming from the pandemic. An estimated $129 million of revenue was attributable to COVID-19 response work in this segment for fiscal 2020.

The Families First Coronavirus Response Act provided states with a temporary increase to federal matching funds for Medicaid in exchange for meeting certain requirements, including ensuring continuous care for current Medicaid enrollees. As a result, Medicaid redeterminations have halted on some of our largest Medicaid programs and the reduced activity caused a significant revenue and earnings headwind for this segment in fiscal 2020. In addition, state budgetary pressures have created the need to work closely with clients to provide needed relief through adjustments to scope of work on certain contracts.

These impacts contributed to an operating margin of 17.1% for the U.S. Services Segment in fiscal 2020. Operating margin for this segment was 18.8% in the prior fiscal year.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for fiscal 2020 increased to $1.63 billion, compared to $1.11 billion reported in the prior fiscal year, driven most significantly by the $330 million increase of the Census contract. Organic growth excluding the Census contract was 8.0%. The Census contract delivered approximately $515 million of total revenue for fiscal 2020, compared to $185 million in the prior fiscal year.

Additionally, this segment realized growth from new contracts and new work related to the COVID-19 response efforts. An estimated $71.0 million of revenue was attributable to COVID-19 response work in the U.S. Federal Services Segment for fiscal 2020, which excludes the increases to the Census contract also tied to the pandemic-related extended response period.

The segment's operating income was tempered by: 1) a greater mix of cost-plus revenue related primarily to the Census contract and the Contact Center Operations (CCO) contract, also known as 1-800-MEDICARE, which carry lower margins, 2) a reduction in volumes, revenue, and profit on performance-based contracts as a result of the pandemic, and 3) ongoing investment in business development and marketing to support further expansion into the U.S. federal market.

As a result of these pressures, operating margin for the U.S. Federal Services Segment was 8.1% for fiscal 2020. Operating margin for this segment was 10.4% in the prior fiscal year.

"It is expected that business development and marketing activities take time to gain traction, and the pandemic has added to this timeline," commented Mr. Caswell. "But I am pleased that progress has been made in expanding scope in certain agencies such as the IRS. We are supporting the agency in responding to general inquiries regarding the CARES Act and the Economic Impact Plan. This is the first time the IRS has used a public sector partner for citizen engagement to this scale. We are extremely proud to be entrusted with this work."

Outside the U.S. Segment
Outside the U.S. Segment revenue for fiscal 2020 decreased to $498.9 million, compared to $599.1 million reported in the prior fiscal year. Operating loss for fiscal 2020 was $34.1 million, compared to an operating profit of $16.1 million and an operating margin of 2.7% reported in the prior fiscal year.

The segment experienced the most pronounced impact from the pandemic in fiscal 2020. The employment services contracts realized a significant decline in the number of employment opportunities available to those individuals looking for work. As a result, in the second quarter of fiscal 2020, the Company took a write-down of approximately $24 million or $0.28 of diluted earnings per share, which related to a decline in estimates for future period outcomes-based payments. Operating performance for the Outside the U.S. Segment improved in subsequent quarters and the fourth quarter of fiscal 2020 reported a loss of $0.6 million.

Approximately one-third of revenues for this segment are realized from the Health Assessment Advisory Service contract in the U.K. In March, the Department for Work and Pensions halted all face-to-face assessments, resulting in reduced activity levels and financial performance.

An improved outlook for this segment is expected in fiscal 2021 with forecasted revenue growth of $175 million, compared to fiscal 2020. The predominant driver of this growth is rising unemployment which is leading to increasing volumes on the Company's employment services contracts that support individuals back into long-term, sustained employment. The Company is already experiencing a rise in volumes in markets where economies have started to emerge from the global pandemic, such as Australia. This segment will also benefit from new work wins that will begin to monetize in fiscal 2021.

This segment is forecasted to be profitable in fiscal 2021, remaining in a loss position for the first half of the year and returning to profit in the second half of the year. The outlook may continue to be adversely impacted by the pandemic, but the Company remains poised to help governments navigate significant challenges as the world emerges from the global pandemic.

Sales and Pipeline
Signed contract awards for the year-ended September 30, 2020, totaled $2.7 billion and contracts pending (awarded but unsigned) totaled $744 million. These awards reflect total contract value.
The sales pipeline at September 30, 2020, was $33.0 billion (comprised of approximately $2.0 billion in proposals pending, $1.5 billion in proposals in preparation, and $29.6 billion in opportunities tracking).

Balance Sheet and Cash Flows
Cash and cash equivalents at September 30, 2020, totaled $71.7 million and excludes $16.8 million of restricted cash included in the Consolidated Statement of Cash Flows. At September 30, 2020, there were no outstanding draws on the Company's corporate credit facility, leaving $400 million of available capacity, and draws of $28.4 million in smaller facilities outside the U.S.

For fiscal 2020, cash from operations totaled $244.6 million and free cash flow was $203.9 million. Cash from operations was negatively impacted in the year due to the additional investment in working capital required by full year increases to revenue in fiscal 2020 and the timing of collections.

At September 30, 2020, DSO were 77 days and within the Company's typical range of 65 to 80 days.

On October 2, 2020, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on November 30, 2020, to shareholders of record on November 13, 2020.

Outlook
Maximus is establishing fiscal 2021 guidance. The Company expects revenue to range between $3.20 billion and $3.40 billion. Diluted earnings per share is expected to range between $3.45 and $3.70. Cash from operations is expected to range between $340 million and $390 million, and free cash flow to range between $300 million and $350 million.

For fiscal 2021, the effective income tax rate is expected to range between 25.75% and 26.50% and weighted average shares outstanding to range between 62.1 million and 62.2 million, absent significant share purchase activity.

Revenue and earnings guidance is a wider range than in prior years due to the uncertainty related to the duration of COVID-19 response work and the length of disruption to core programs. Forecasted earnings for fiscal 2021 reflect the challenges faced when operating during the pandemic, including lower volumes in many core programs primarily in the United States. This is expected to be offset by increased revenue and profit from operations outside the United States where some economies have started to emerge from the global pandemic.

Mr. Caswell added, "We will continue to support our clients' evolving needs and we stand ready to provide additional support as governments strive to slow the global pandemic. As we look into fiscal 2021, we anticipate that we will begin to benefit from increasing caseloads in our employment services markets outside the United States. Our continued strong execution, healthy financial condition, robust cash flow and reliable delivery, positions Maximus for future pent-up demand as governments seek much needed assistance from private sector partners to support, operate, and scale critical safety-net programs."

Conference Call and Webcast Information
Maximus will host a conference call this morning, November 19, 2020, at 9:00 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 30,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, and days sales outstanding.

We have provided a reconciliation of free cash flow to cash flows from operations.

A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to the impact of the COVID-19 pandemic including but not limited to:
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A of our Annual Report on Form 10-K to be filed shortly with the Securities and Exchange Commission and found on maximus.com.

Maximus, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$923,836	$754,966	$3,461,537	$2,886,815
Cost of revenue	726,985	586,716	2,750,535	2,215,631
Gross profit	196,851	168,250	711,002	671,184
Selling, general and administrative expenses	103,428	81,646	387,090	321,023
Amortization of intangible assets	8,900	9,028	35,634	33,054
Operating income	84,523	77,576	288,278	317,107
Interest expense	494	343	2,059	2,957
Other income, net	222	122	843	3,170
Income before income taxes	84,251	77,355	287,062	317,320
Provision for income taxes	20,590	17,314	72,553	76,825
Net income	63,661	60,041	214,509	240,495
Loss attributable to noncontrolling interests	—	(48)	—	(329)
Net income attributable to Maximus	$63,661	$60,089	$214,509	$240,824
Basic earnings per share	$1.03	$0.93	$3.40	$3.73
Diluted earnings per share	$1.02	$0.93	$3.39	$3.72
Dividends per share	$0.28	$0.25	$1.12	$1.00
Weighted average shares outstanding:
Basic	61,874	64,397	63,062	64,498
Diluted	62,256	64,848	63,322	64,820

Maximus, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2020	September 30, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$71,737	$105,565
Accounts receivable — billed and billable, net	622,871	476,690
Accounts receivable — unbilled	163,332	123,884
Income taxes receivable	2,075	20,805
Prepaid expenses and other current assets	72,543	62,481
Total current assets	932,558	789,425
Property and equipment, net	66,721	99,589
Capitalized software, net	38,033	32,369
Operating lease right-of-use assets	177,159	—
Goodwill	593,129	584,469
Intangible assets, net	145,893	179,250
Deferred contract costs, net	20,891	18,921
Deferred compensation plan assets	36,819	32,908
Deferred income taxes	1,915	186
Other assets	11,584	8,615
Total assets	$2,024,702	$1,745,732
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$253,338	$177,786
Accrued compensation and benefits	137,101	106,789
Deferred revenue	51,655	43,344
Income taxes payable	5,377	13,952
Current portion of long-term debt and other borrowings	10,878	9,658
Operating lease liabilities	80,748	—
Other current liabilities	22,071	12,709
Total current liabilities	561,168	364,238
Deferred revenue, less current portion	27,311	32,341
Deferred income taxes	24,737	46,560
Long-term debt, less current portion	18,017	231
Deferred compensation plan liabilities, less current portion	38,654	34,079
Operating lease liabilities, less current portion	104,011	—
Other liabilities	8,985	20,082
Total liabilities	782,883	497,531
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,504 and 63,979 shares issued and outstanding at September 30, 2020 and 2019, at stated amount, respectively	513,959	498,433
Accumulated other comprehensive loss	(42,638)	(45,380)
Retained earnings	770,498	794,739
Total Maximus shareholders' equity	1,241,819	1,247,792
Noncontrolling interests	—	409
Total equity	$1,241,819	$1,248,201
Total liabilities and equity	$2,024,702	$1,745,732

Maximus, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended September 30, 2020		Twelve Months Ended September 30, 2020
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operations:
Net income	$63,661	$60,041	$214,509	$240,495
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property and equipment and capitalized software	17,031	17,816	64,527	52,404
Amortization of intangible assets	8,900	9,028	35,634	33,054
Deferred income taxes	(13,935)	1,465	(19,145)	12,661
Stock compensation expense	6,150	5,451	23,708	20,774
Gain on sale of a business	(12)	—	(1,718)	—
Changes in assets and liabilities, net of effects of business combinations
Accounts receivable — billed and billable	5,784	47,818	(141,842)	(60,313)
Accounts receivable — unbilled	41,362	(31,354)	(38,905)	14,818
Prepaid expenses and other current assets	(10,368)	(12,650)	(9,839)	(15,583)
Deferred contract costs	(515)	3,472	(1,911)	(4,670)
Accounts payable and accrued liabilities	31,308	(5,882)	79,930	47,580
Accrued compensation and benefits	(4,163)	(6,994)	29,484	2,288
Deferred revenue	(415)	8,631	2,391	16,488
Income taxes	2,927	(7,859)	3,490	(4,720)
Operating lease right-of-use assets and liabilities	515	—	(556)	—
Other assets and liabilities	279	4,033	4,835	1,451
Cash flows from operations	148,509	93,016	244,592	356,727
Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(12,271)	(27,813)	(40,707)	(66,846)
Acquisition of businesses, net of cash acquired	(4,455)	(14,790)	(7,066)	(436,839)
Acquisition of noncontrolling interests	—	(647)	—	(647)
Proceeds from the sale of a business	—	—	3,250	—
Maturities of short-term investments	—	—	—	19,996
Other	—	73	385	453
Cash used in investing activities	(16,726)	(43,177)	(44,138)	(483,883)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,167)	(15,951)	(70,155)	(63,887)
Purchases of Maximus common stock	—	(1,378)	(166,959)	(47,446)
Tax withholding related to RSU vesting	—	—	(10,614)	(8,915)
Borrowings of debt	216,560	94,616	638,048	414,664
Repayment of debt	(340,474)	(88,545)	(619,445)	(405,142)
Other	(8)	—	(965)	(133)
Cash used in financing activities	(141,089)	(11,258)	(230,090)	(110,859)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,879	(1,058)	1,705	(2,052)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(7,427)	37,523	(27,931)	(240,067)
Cash, cash equivalents and restricted cash, beginning of period	95,988	78,969	116,492	356,559
Cash, cash equivalents and restricted cash, end of period	$88,561	$116,492	$88,561	$116,492

Maximus, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30, 2020					Twelve Months Ended September 30, 2020
	2020	% (1)	2019		% (1)	2020	% (1)	2019	% (1)
Revenue:
U.S. Services	$371,345		$300,406			$1,329,274		$1,176,488
U.S. Federal Services	423,232		312,179			1,633,337		1,111,197
Outside the U.S.	129,259		142,381			498,926		599,130
Total	$923,836		$754,966			$3,461,537		$2,886,815

Gross profit:
U.S. Services	$92,199	24.8%	$83,154		27.7%	$360,272	27.1%	$344,109	29.2%
U.S. Federal Services	86,423	20.4%	66,586		21.3%	318,925	19.5%	242,070	21.8%
Outside the U.S.	18,229	14.1%	18,510		13.0%	31,805	6.4%	85,005	14.2%
Total	$196,851	21.3%	$168,250		22.3%	$711,002	20.5%	$671,184	23.2%

Selling, general and administrative expense:
U.S. Services	$29,856	8.0%	$29,322		9.8%	$132,489	10.0%	$123,275	10.5%
U.S. Federal Services	54,568	12.9%	35,496		11.4%	186,023	11.4%	126,128	11.4%
Outside the U.S.	18,813	14.6%	16,353		11.5%	65,938	13.2%	68,944	11.5%
Gain on sale of a business (2)	(12)	NM	—		NM	(1,718)	NM	—	NM
Other (3)	203	NM	475		NM	4,358	NM	2,676	NM
Total	$103,428	11.2%	$81,646	81646000	10.8%	$387,090	11.2%	$321,023	11.1%

Operating income:
U.S. Services	$62,343	16.8%	$53,832		17.9%	$227,783	17.1%	$220,834	18.8%
U.S. Federal Services	31,855	7.5%	31,090		10.0%	132,902	8.1%	115,942	10.4%
Outside the U.S.	(584)	(0.5)%	2,157		1.5%	(34,133)	(6.8)%	16,061	2.7%
Amortization of intangible assets	(8,900)	NM	(9,028)		NM	(35,634)	NM	(33,054)	NM
Acquisition-related expenses (4)	(459)	NM	—		NM	(4,621)	NM	(2,691)	NM
Gain on sale of a business (2)	12	NM	—		NM	$1,718	NM	—	NM
Other	256	NM	(475)		NM	263	NM	15	NM
Total	$84,523	9.1%	$77,576		10.3%	$288,278	8.3%	$317,107	11.0%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”
(2)    During fiscal year 2020, we sold Q2 Administrators LLC, a subsidiary within our U.S. Federal Services Segment, resulting in a gain.
(3)    Other selling, general and administrative expenses includes credits and costs that are not allocated to a particular segment.
(4)    Acquisition-related expenses are costs of completed business combinations as well as the costs of any unsuccessful transactions.

Maximus, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Cash from operations	$148,509	$93,016	$244,592	$356,727
Purchases of property and equipment and capitalized software costs	(12,271)	(27,813)	(40,707)	(66,846)
Capital expenditure as a result of acquisition (1)	—	—	—	4,542
Free cash flow	$136,238	$65,203	$203,885	$294,423

(1)     Purchases of property and equipment and capitalized software costs included $4.5 million in one-time payments to cover software licenses required for employees joining us through the citizen engagement centers acquisition in November 2018.

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